Exhibit 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of April 24, 2009, is by and among CENVEO CORPORATION, a Delaware corporation (the “Borrower”), CENVEO, INC., a Colorado corporation (“Holdings”), the financial institutions listed on the signature pages of this Amendment as “Lenders” (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer (as such terms are defined in the Credit Agreement).

W I T N E S S E T H

WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of June 21, 2006, as amended by the First Amendment to Credit Agreement, dated as of March 7, 2007, and the Second Amendment to Credit Agreement, dated as of August 27, 2007 (as so amended and as further amended, modified, extended, restated, replaced, or supplemented from time to time to but excluding the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1                      Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Credit Agreement as amended hereby (as so amended and as otherwise amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”).

ARTICLE II
AMENDMENTS TO CREDIT AGREEMENT

2.1                      Amendments to Credit Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 4.1 below, from and after the Third Amendment Effective Date (as hereinafter defined), the Existing Credit Agreement is hereby amended as follows:

(a) The definition of “Acquisition Debt” contained in Section 1.01 of the Existing Credit Agreement is amended by inserting the phrase “or Section 7.02(m)” immediately after the reference to “Section 7.02(j)”.

(b) The definition of “Applicable Commitment Fee Percentage” contained in Section 1.01 of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

“Applicable Commitment Fee Percentage” means, at any time, in respect of the Revolving Credit Facility, (a) from the Closing Date to the Third Amendment Effective Date, the rate per annum determined in accordance with the definition of “Applicable Commitment Fee Percentage” set forth in this Section 1.01 prior to the effectiveness of the Third Amendment and (b) thereafter, 0.75% per annum.

(c) The last sentence of the definition of “Applicable Percentage” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the phrase “set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or Credit Agreement Supplement pursuant to which such Lender becomes a party hereto” in its entirety and substituting therefor the new phrase “set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Credit Agreement Supplement or Accession and Amendment Agreement pursuant to which such Lender becomes a party hereto”.

(d) The definition of “Applicable Rate” contained in Section 1.01 of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

“Applicable Rate” means, in respect of each Facility, (a) from the Closing Date to the Third Amendment Effective Date, the rate per annum determined in accordance with the definition of “Applicable Rate” set forth in this Section 1.01 prior to the effectiveness of the Third Amendment and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	≥ 4.00:1	4.50%	3.50%
2	< 4.00:1	4.00%	3.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (provided, that on the first Business Day immediately following the date on which such Compliance Certificate is delivered to the Administrative Agent, any such increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective).

(e) The definition of “Base Rate” contained in Section 1.01 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate due to a change in the “prime rate” or the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change.  For the purposes of subsection (c) above, the Eurodollar Rate shall be determined daily and any change in the Eurodollar Rate shall take effect on the day of such change.

(f) Subsection (c)(i) of the definition of “Consolidated Adjusted EBITDA” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the phrase “cash restructuring, integration, impairment and related fees, expenses and charges in an aggregate amount of up to $20,000,000 incurred during the fiscal year ending December 31, 2007” in its entirety and substituting therefor the new phrase “cash restructuring, integration, impairment and related fees, expenses and charges in an aggregate amount of up to (A) $20,000,000 incurred during the fiscal year ending December 31, 2007, (B) $25,000,000 incurred during the fiscal year ending December 31, 2009 and (C) $25,000,000 incurred during the fiscal year ending December

31, 2010 (provided, for the avoidance of doubt, that any of the foregoing amounts not incurred during the fiscal year specified in clauses (A) – (C) may not be carried over in any succeeding fiscal year)”.

(g) The definition of “Defaulting Lender” in Section 1.01 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Defaulting Lender” means any Lender (i) that has failed to fund any portion of the Loans required to be funded by it hereunder (each such Loan, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder, (ii) that has otherwise failed to pay over to the Administrative Agent, the Swing Line Lender, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (each such payment, a “Defaulted Payment”) within three Business Days of the date when due, unless the subject of a good faith dispute, or (iii) as to which a Distress Event has occurred, in each case in clauses (i) and (ii) above, for so long as the applicable Default Period is in effect.

(h) The first sentence of the definition of “Eurodollar Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to (i) such Interest Period or (ii) three (3) months, whichever results in the higher Eurodollar Rate.

(i) The definition of “Interest Period” in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting in its entirety the phrase “ending on the date one, two, three or six months thereafter” and substituting therefor the new phrase “ending on the date one, two or three months thereafter”.

(j) Subsection (b) in the definition of “Net Cash Proceeds” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the phrase “the incurrence or issuance of any Indebtedness” in its entirety and substituting therefor the new phrase “the issuance of any Equity Interests or the incurrence or issuance of any Indebtedness, in each case”.

(k) The definition of “Revolving Credit Commitment” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the phrase “in the Assignment and Assumption pursuant to which such Lender becomes a party hereto” in its entirety and substituting therefor the new phrase “in the Assignment and Assumption or the Accession and Amendment Agreement pursuant to which such Lender becomes a party hereto”.

(l) The following new definitions are added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“Accession and Amendment Agreement” means an Accession and Amendment Agreement entered into by a New Lender, the Administrative Agent and the Borrower, in substantially the form of Exhibit M.

“Default Amount” means, with respect to any Revolving Credit Lender that is a Defaulting Lender, the aggregate Outstanding Amount of the Defaulted Loans (if any) of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender (in the case of clauses (i), (ii) and (iii) below) or any Impacted Lender (in the case of clause (iv) below),

(i)           in the case of any Defaulted Loan, the period commencing on the date the applicable Defaulted Loan was required to be extended to the Borrower under this Agreement and ending on the earlier to occur of the following: (x) the date on which (A) the Default Amount with respect to such Defaulting Lender has been reduced to zero and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to its Commitment); and (y) the date on which the Borrower (so long as no Event of Default has occurred and is continuing), the Administrative Agent and the Required Lenders (and not including such Defaulting Lender in any such determination) agree (in their sole and absolute discretion) in writing to suspend or terminate the Default Period with respect to the Defaulted Loans such Defaulting Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Defaulted Loans of such Defaulting Lender shall resume immediately following the end of such period);

(ii)           in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent, the Swing Line Lender, the L/C Issuer or any other Lender under this Agreement and ending on the earlier to occur of the following: (x) the date on which (A) such Defaulted Payment has been paid (whether by the funding of such Defaulted Payment by such Defaulting Lender or by the application of any amount pursuant to Section

11.23(a)) to the Administrative Agent, the Swing Line Lender, the L/C Issuer or such other Lender (or, to the extent that the Borrower was required to pay such Defaulted Payment to any such Person pursuant to the terms of this Agreement, to the Borrower), as applicable, together with  interest thereon for each day from and including the date such Defaulted Payment was required to have been paid by such Defaulting Lender to but excluding the date of payment thereof, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to such payments; and (y) the date on which the Borrower (so long as no Event of Default has occurred and is continuing), the Administrative Agent, the Swing Line Lender, the L/C Issuer and any such other Lender agree (in their sole and absolute discretion) in writing to suspend or terminate the Default Period with respect to the Defaulted Payments of such Defaulting Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Defaulted Payments of such Defaulting Lender shall resume immediately following the end of such period);

(iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to exist with respect to such Defaulting Lender (it being understood and agreed that the Administrative Agent shall make such determination promptly after being requested to do so by the Borrower or any Lender), the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier to occur of the following: (x) the date on which (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to no longer exist and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to its Commitment); and (y) such date as the Borrower (so long as no Event of Default has occurred and is continuing), the Administrative Agent, the Swing Line Lender and the L/C Issuer agree (in their sole and absolute discretion) in writing  to suspend or terminate the Default Period with respect to the Distress Event applicable to such Defaulting Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Distress Event applicable to such Defaulting Lender shall resume immediately following the end of such period); and

(iv) the period commencing on the date of the event giving rise to such Lender’s status as an Impacted Lender (each, an “Impacted Lender Event”) and ending on the earlier to occur of (x) the date on which (A) such Impacted Lender Event is determined by (1) the Borrower (in its good faith judgment) and (2) the Administrative Agent (in its good faith judgment) or the Required Revolving Lenders (in their respective good faith judgment) to no longer exist and (B) such Impacted Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to its Commitment), and (y) such date as the Borrower (so long as no Event of Default has occurred and is continuing), the Administrative Agent, the Swing Line Lender and the L/C Issuer agree (in their sole and absolute discretion) in writing to suspend or terminate the Default Period with respect to the Impacted Lender Event applicable to such Impacted Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Impacted Lender Event applicable to such Impacted Lender shall resume immediately following the end of such period).

“Defaulted Loan” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender”.

“Designated Lenders” means the collective reference to (a) any Defaulting Lenders and (b) any Impacted Lenders with respect to which the Borrower has been required to provide cash collateral or other credit support to the L/C Issuer or the Swing Line Lender, as the case may be, or otherwise as a result of which the Borrower cannot obtain a Letter of Credit or a Swing Line Loan hereunder.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) a voluntary or involuntary case (or comparable proceeding) has been commenced with respect to such Person under any Debtor Relief Law, (ii) a custodian, conservator, receiver or similar official has been appointed for such Person or for any substantial part of such Person’s assets, or (iii) such Person has made a general assignment for the benefit of creditors or has otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt; provided, that a Lender shall not be a Distressed Person solely as the result of the acquisition or ownership of an equity interest in such Lender or any Person controlling such Lender or the exercise of control over a Lender or any Person controlling such Lender by a Governmental Authority or instrumentality thereof.

“Distressed Person” has the meaning specified in the definition of “Distress Event”.

“Impacted Lender” means any Revolving Credit Lender (a) that has given written notice to the Borrower, the Administrative Agent, the Swing Line Lender, the L/C Issuer or any Lender or has otherwise publicly announced that such Revolving Credit Lender believes it will become, or that fails following inquiry promptly to provide to the Borrower, the Administrative Agent, the Swing Line Lender or the L/C Issuer making such inquiry reasonably satisfactory assurance that such Revolving Credit Lender will not become, a Defaulting Lender, (b) as to which the Borrower, the Administrative Agent, the Swing Line Lender or the L/C Issuer has a good faith belief that such Revolving Credit Lender has defaulted more than once in fulfilling its funding obligations (as a lender, letter of credit issuer or issuer of bank guarantees and including, but not limited to, funding or paying when due loan requests, swing line participations, letter of credit participations, pro rata sharing obligations and expense and indemnification obligations) under any other syndicated credit facility and such Revolving Credit Lender shall not have provided assurances satisfactory to the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer that despite such defaults such Revolving Credit Lender will not become a Defaulting Lender hereunder, (c) as to which a Distress Event has occurred with respect to any Affiliate of such Revolving Credit Lender that directly or indirectly controls such Revolving Credit Lender or (d) after the Third Amendment Effective Date, as to which such Revolving Credit Lender or any Affiliate of such Revolving Credit Lender that directly or indirectly controls such Revolving Credit Lender has consummated or entered into a commitment to consummate a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Person supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any Governmental Authority and the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) believe that such event increases the risk that such Revolving Credit Lender could default in performing its obligations hereunder for so long as the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) so believe (it being understood and agreed that the Administrative Agent shall make any determination under this clause (d) promptly after being requested to do so by the Borrower or any Lender); provided, that no Revolving Credit Lender shall be an Impacted Lender solely as the result of the acquisition or ownership of an equity interest in such Revolving Credit Lender or any Person controlling such Revolving Credit Lender or the exercise of control over such Revolving Credit Lender or any Person controlling such Revolving Credit Lender by a Governmental Authority or instrumentality thereof.

“Increasing Lender” has the meaning specified in Section 2.01(d).

“Increasing Lender Agreement” means an Increasing Lender Agreement entered into by an Increasing Lender, the Administrative Agent and the Borrower, in substantially the form of Exhibit N.

“New Lender” has the meaning specified in Section 2.01(c).

“Pro Forma Adjustment Compliance Certificate” means a certificate substantially in the form of Exhibit O.

“Third Amendment” means the Third Amendment to Credit Agreement, dated as of April 24, 2009, by and among the Borrower, Holdings, the Lenders party thereto, the Administrative Agent, the Swing Line Lender and the L/C Issuer.

“Third Amendment Effective Date” means April 24, 2009.

(m) Section 1.03(c)(i) of the Existing Credit Agreement is amended by deleting the phrase “under the definitions of “Applicable Rate” and “Applicable Commitment Fee Percentage”” in its entirety and substituting therefor the new phrase “under the definition of “Applicable Rate””.

(n) The last sentence of Section 1.03(c) of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

“Pro Forma Basis” may also include such adjustments for expected cost savings as forecasted by the Borrower in a reasonable manner with appropriate supporting documentation and representations by management, reasonably satisfactory to the Administrative Agent; provided, that following the Third Amendment Effective Date, (i) “Pro Forma Basis” shall not include any expected cost savings arising from (A) any Acquisition of property by any Loan Party or any of its Subsidiaries from any Affiliate thereof or (B) any Disposition of any Property by any Loan Party or any of its Subsidiaries to any Affiliate thereof, and (ii) prior to taking into account any such expected cost savings in calculating any financial ratio or financial amount pursuant to this paragraph, the Borrower shall deliver to the Administrative Agent a Pro Forma Adjustment Compliance Certificate.

(o) Section 2.01 of the Existing Credit Agreement is amended by (i) renumbering the second clause (iii) of Section 2.01(a) as clause (iv) and (ii) adding the following new subsections (b), (c), (d), (e) and (f) at the end thereof:

(b)           Notwithstanding anything in Section 11.01 to the contrary, this Agreement may be amended, pursuant to subsection (c) and/or subsection (d) below, from time to time following the Third Amendment Effective Date and during the Availability Period, to increase the Revolving Credit Commitments, at the discretion of the Borrower, pursuant to one or more Accession and Amendment Agreements and/or Increasing Lender Agreements, as applicable, entered into by the Borrower, the Administrative Agent and each Eligible Assignee that shall agree to provide an additional or increased Revolving Credit Commitment, without the consent of any other Lender; provided, that (i) after giving effect to any such increase, the aggregate amount of the Revolving Credit Commitments shall not exceed $200,000,000, (ii) no Default shall have occurred and be continuing at the time of any such increase and the Borrower shall be in compliance with each of the financial covenants set forth in Section 7.11 on a Pro Forma Basis after giving effect to such increase in Revolving Credit Commitments and any Revolving Credit Loans made on such date, (iii) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document or which are contained in any document furnished at any time under or in connection with the Loan Documents shall be true and correct in all material respects on and as of the date of any such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this clause (iii), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (iv) no Revolving Credit Lender shall have any obligation to increase its Revolving Credit Commitment nor shall the Revolving Credit Commitment of any Revolving Credit Lender be increased without the consent of such Revolving Credit Lender in its sole discretion.

(c)           In the event that the Revolving Credit Commitments shall be increased at any time following the Third Amendment Effective Date in accordance with subsection (b) above by the addition of one or more Eligible Assignees (other than the then-existing Revolving Credit Lenders) (each, a “New Lender”), each New Lender shall execute and deliver to the Administrative Agent an Accession and Amendment Agreement.  Upon the execution and delivery of an Accession and Amendment Agreement by a New Lender and the other parties thereto, such New Lender shall automatically become a Revolving Credit Lender hereunder with a Revolving Credit Commitment equal to the amount set forth opposite its name on the signature pages of such Accession and Amendment Agreement.

(d)           In the event that any Revolving Credit Lender shall agree (in its sole and absolute discretion) to increase its Revolving Credit Commitment (an “Increasing Lender”) at any time following the Third Amendment Effective Date in accordance with subsection (b) above, such Increasing Lender shall execute and deliver to the Administrative Agent an Increasing Lender Agreement.  Upon the execution and delivery of an Increasing Lender Agreement by an Increasing Lender and the other parties thereto, the Revolving Credit Commitment of such Increasing Lender shall automatically increase to the amount set forth opposite its name on the signature pages of such Increasing Lender Agreement.

(e)           The Administrative Agent shall promptly notify the Lenders of each New Lender and Increasing Lender, each New Lender’s and Increasing Lender’s Revolving Credit Commitment and the Applicable Percentage of each Revolving Credit Lender after taking into account the Revolving Credit Commitment of each New Lender and Increasing Lender.

(f)          On the effective date of each Accession and Amendment Agreement and Increasing Lender Agreement, (i) each New Lender and Increasing Lender shall purchase by assignment from the other Revolving Credit Lenders (and such other Revolving Credit Lenders shall assign to the New Lenders and Increasing Lenders) such portion of the Revolving Credit Loans and L/C Advances (if any) owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, the outstanding Revolving Credit Loans and L/C Advances owing to each Revolving Credit Lender shall equal such Revolving Credit Lender’s Applicable Percentage of the aggregate amount of Revolving Credit Loans and L/C Advances owing to all Revolving Credit Lenders, and (ii) the participations of the Revolving Credit Lenders in the L/C Obligations and outstanding Swing Line Loans shall be redetermined based on each Revolving Credit Lender’s Applicable Revolving Credit Percentage (as if the outstanding Letters of Credit had been issued, the Unreimbursed Amounts had been paid by the L/C Issuer, and the Swing Line Loans had been advanced by the Swing Line Lender, in each case on such effective date).

(p) Section 2.03(a)(iii)(F) of the Existing Credit Agreement is amended and restated in its entirety as follows:

(F)           a default of any Lender’s obligation to fund under Section 2.03(c) exists or otherwise during any Default Period with respect to a Defaulting Lender or an Impacted Lender, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender or such Lender otherwise has provided satisfactory assurance to the L/C Issuer that such Lender will satisfy all of its obligations under Section 2.03.

(q) Section 2.03(i) of the Existing Credit Agreement is amended by deleting the phrase “for the account of each Revolving Credit Lender” in its entirety and substituting therefor the new phrase “for the account of each Revolving Credit Lender (except as set forth in Section 11.23(b))”.

(r) Section 2.04(b) of the Existing Credit Agreement is amended by inserting the following sentence at the end of the paragraph:

Notwithstanding anything herein to the contrary, the Swing Line Lender shall have no obligation to honor any Swing Line Loan Notice or fund any Swing Line Loan at any time a default of any Revolving Credit Lender’s obligation to fund under Section 2.04(c) exists or otherwise at any time during any Default Period with respect to any Revolving Credit Lender that is a Defaulting Lender or Impacted Lender, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate the Swing Line Lender’s risk with respect to such Lender or such Lender otherwise has provided satisfactory assurance to the Swing Line Lender that such Lender will satisfy all of its obligations under Section 2.04.

(s) Section 2.05(b)(ii) of the Existing Credit Agreement is amended by deleting the phrase “50% of Excess Cash Flow” in its entirety and substituting therefor the new phrase “50% of Excess Cash Flow (for each fiscal year ending on or before January 3, 2009) or 75% of Excess Cash Flow (for each fiscal year ending after January 3, 2009)”.

(t) Section 2.05(b)(v) of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

(v)           Debt and Equity Issuances.  (A) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than permitted Acquisition Debt and other Indebtedness expressly permitted to be incurred or issued pursuant to Sections 7.02(a) through (i) and Sections 7.02(k) and (l)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis based on the most recently delivered Compliance Certificate and financial statements delivered pursuant to Section 6.01(a) or (b)) is less than or equal to 3.50 to 1.0, no prepayment under this Section 2.05(b)(v)(A) shall be required.

(B)           Upon the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests (other than any Equity Interests issued to any Loan Party or any of its Subsidiaries) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of such Net Cash Proceeds within two (2) Business Days of receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized in connection with an issuance of Equity Interests described in this Section 2.05(b)(v)(B), at the election of the Borrower (as notified by the Borrower to the Administrative Agent no more than two (2) Business Days after the date of such issuance), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may utilize all or any portion of such Net Cash Proceeds to make one or more Acquisitions permitted under Section 7.03(h) (including, without limitation, by contributing such Net Cash Proceeds to one or more of its Subsidiaries so that such Subsidiaries may make such Acquisitions) so long as within 90 days after the receipt of such Net Cash Proceeds, such Acquisitions shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that (x) immediately upon the occurrence of an Event of Default under any of Sections 8.01(a), (e), (f) or (g), (y) no more than ten (10) Business Days after the occurrence of any Event of Default not otherwise described in the foregoing clause (x) (unless such Event of Default has been waived in accordance with Section 11.01), or (z) immediately upon the lapse of such 90-day period, as the case may be, 100% of any such Net Cash Proceeds that have not then been applied to make such Acquisition or Acquisitions shall be applied to the prepayment of the Loans as set forth in this Section 2.05(b)(v)(B).

(u) Section 2.09(a) of the Existing Credit Agreement is amended by deleting the phrase “for the account of each Revolving Credit Lender” in its entirety and substituting therefor the new phrase “for the account of each Revolving Credit Lender (except as set forth in Section 11.23(b))”.

(v) The first sentence of Section 2.10 of the Existing Credit Agreement is amended by deleting the phrase “when the Base Rate is determined by Bank of America’s ‘prime rate’” in its entirety.

(w) Section 2.14 of the Existing Credit Agreement is amended by adding the following new subsection (j) at the end thereof:

(j)           Notwithstanding the foregoing provisions of this Section 2.14 or any other provision contained herein, (i) the Borrower shall not be permitted to request an increase in any Term Facility pursuant to this Section 2.14 at any time on or after the Third Amendment Effective Date and (ii) as of the Third Amendment Effective Date, this Section 2.14 shall have no further force or effect.

(x) Section 4.02(b) of the Existing Credit Agreement is amended and restated in its entirety as follows:

(b)           No Default.  No Default shall exist, or would result from such proposed Credit Extension or from the application of proceeds thereof, and to the extent that (i) a Delayed-Draw Term Loan is requested, the Borrower shall be in compliance with each of the financial covenants set forth in Section 7.11 on a Pro Forma Basis after giving effect to such Delayed-Draw Term Loan or (ii) a Revolving Credit Loan is requested, the Borrower shall be in compliance with the financial covenant set forth in Section 7.11(b) on a Pro Forma Basis after giving effect to such Revolving Credit Loan.

(y) Section 6.02(c) of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

(c)           Annual Budget.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), an annual budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the then-current fiscal year;

(z) Section 6.12(a) of the Existing Credit Agreement is amended by deleting the phrase “other than Graphic Arts Center de Mexico and any Subsidiary that is held directly or indirectly by a CFC” in its entirety and substituting therefor the new phrase “other than Graphic Arts Center de Mexico, any CFC and any Subsidiary that is held directly or indirectly by a CFC”.

(aa) Section 7.02 of the Existing Credit Agreement is amended by (i) deleting the “and” at the end of Section 7.02(k) of the Existing Credit Agreement, (ii) replacing the period at the end of Section 7.02(l) of the Existing Credit Agreement with “; and” and (iii) inserting the following new subsection (m) and paragraph at the end thereof:

(m)                      unsecured subordinated Indebtedness, provided that (A) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness, (B) no portion of such Indebtedness is scheduled to be paid (either at maturity or as amortization) prior to the Maturity Date of any Loan hereunder, (C) such Indebtedness is not Indebtedness of Holdings to the Borrower or any of its Subsidiaries, (D) the material terms and conditions of such Indebtedness are not more restrictive than the terms and conditions of this Agreement and (E) such Indebtedness is subject to terms of subordination substantially the same as the subordination terms contained in the Subordinated Notes Documents or is otherwise subordinated in right of payment to the Obligations pursuant to terms of subordination in form and substance acceptable to the Administrative Agent.

Notwithstanding the foregoing provisions of this Section 7.02, following the Third Amendment Effective Date, for so long as the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is equal to or greater than 4.50 to

1.0, the aggregate amount of Acquisition Debt created, incurred or assumed pursuant to Section 7.02(j) and Indebtedness created, incurred or assumed pursuant to Section 7.02(g) shall not exceed $50,000,000.

(bb) Section 7.06(d) of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

(d)           Holdings may (i) declare or pay cash dividends to its stockholders and/or (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it, so long as (A) immediately prior to and/or after giving effect thereto on a Pro Forma Basis, no Default exists or would be caused thereby, and (B) the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than 4.75 to 1.0; provided, however, that if the Consolidated Leverage Ratio is greater than 3.0 to 1.0 (and less than 4.75 to 1.0) immediately prior thereto and after giving effect thereto on a Pro Forma Basis, the aggregate amount of all such dividends, purchases, redemptions and/or acquisitions shall not exceed $50,000,000 (the “Maximum Dividend Amount”); provided, further, that if the Consolidated Leverage Ratio is greater than 3.50 to 1.0 and the Borrower applies Excess Cash Flow to (1) the purchase of Subordinated Notes or, following the Third Amendment Effective Date, Cadmus Subordinated Notes, (2) the payment of fees arising from an offer to purchase the Subordinated Notes or following the Third Amendment Effective Date, the Cadmus Subordinated Notes, or (3) the prepayment of Indebtedness permitted under Section 7.02(g), in each such case in accordance with Section 7.15(d) or (f), the Maximum Dividend Amount shall be reduced by the amount of such repurchase, fees paid or prepayment, as the case may be, during the fiscal year during which such repurchase is effected, fees are actually paid or prepayment is actually made, as the case may be; and

(cc) Section 7.11 of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

7.11       Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Third Amendment Effective Date through December 31, 2009	1.85 to 1.00
March 31, 2010	2.00 to 1.00
June 30, 2010 through December 31, 2010	2.25 to 1.00
March 31, 2011 and each fiscal quarter thereafter	2.50 to 1.00

(b)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Consolidated Leverage Ratio
Third Amendment Effective Date through March 31, 2010	6.25 to 1.0
April 1, 2010 through June 30, 2010	5.60 to 1.0
July 1, 2010 through December 31, 2010	5.20 to 1.0
January 1, 2011 through June 30, 2011	5.00 to 1.0
July 1, 2011 and each fiscal quarter thereafter	4.75 to 1.0

(dd) Section 7.12 of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

7.12       Capital Expenditures.

Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding (a) for each of the fiscal years ending December 31, 2007 and December 31, 2008, $60,000,000 in the aggregate for the Borrower and it Subsidiaries during any such fiscal year, (b) for the fiscal year ending December 31, 2009, $30,000,000 in the aggregate for the Borrower and it Subsidiaries during such fiscal year, (c) for the fiscal year ending December 31, 2010, $45,000,000 in the aggregate for the Borrower and it Subsidiaries during such fiscal year, and (d) for each of the fiscal years ending December 31, 2011 and thereafter, $55,000,000 in the aggregate for the Borrower and it Subsidiaries during any such fiscal year (together with any such amounts carried over pursuant to clause (i) below, the “Maximum Cap Ex Amounts”); provided, however, that (i) so long as (A) no Default has occurred and is continuing or would result from such expenditure and (B) the Consolidated Leverage Ratio set forth in the Compliance Certificate delivered concurrently with the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) is less than 4.75 to 1.0, any portion of the fixed amount set forth above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year and (ii) if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year after the fixed amount set forth above has been expended; and provided, further, that any reinvestment in operating assets, in accordance with Section 2.05(b)(iii), of any Net Cash Proceeds arising from Dispositions permitted under Section 7.05 shall not constitute Capital Expenditures for purposes of this Section 7.12 (and, accordingly, such reinvestments shall not reduce the amount of the unutilized Maximum Cap Ex Amounts or otherwise be subject to the limitations on Capital Expenditures set forth in this Section).

(ee) Subsections (d), (f) and (g) of Section 7.15 of the Existing Credit Agreement are amended and restated in their entirety to read as follows, respectively:

(d)           (i) purchases of Subordinated Notes and Cadmus Subordinated Notes made prior to the Third Amendment Effective Date; and (ii) the prepayment, purchase, redemption or defeasance of the Subordinated Notes or the Cadmus Subordinated Notes after the Third Amendment Effective Date, so long as (A) immediately before and after giving effect to any such prepayment, purchase, redemption or defeasance, (x) no Default shall have occurred and be continuing and (y) Holdings and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, (B) no Term Loans shall be applied to such prepayment, purchase, redemption or defeasance, (C) the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than 4.75 to 1.0, (D) if the Consolidated Leverage Ratio determined in accordance with the foregoing clause (C) is greater than 3.50 to 1.0, no Excess Cash Flow shall be applied to such prepayment, purchase, redemption or defeasance (subject to the final proviso set forth in subsection (f) below), and (E) to the extent funded by the issuance of Indebtedness, such Indebtedness (1) shall be subordinate in all respects to the Obligations on terms substantially the same as the Subordinated Notes or Cadmus Subordinated Notes, as the case may be, or shall be unsecured Indebtedness, (2) shall not increase the principal amount then owed under the Subordinated Notes or the Cadmus Subordinated Notes, as applicable (except by an amount equal to a reasonable premium paid, accrued but unpaid interest and reasonable fees and expenses incurred in connection therewith), (3) shall have the same obligor, (4) shall be subject to an equal or longer maturity as the Subordinated Notes or the Cadmus Subordinated Notes, as applicable, and (5) if such Indebtedness is subordinate to the Obligations, otherwise shall be subject to material terms and conditions substantially no more restrictive than the Subordinated Notes Documents or the Cadmus Subordinated Notes Documents, as applicable;

(f)           so long as the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than 4.75 to 1.0, prepayments of Indebtedness permitted under Section 7.02(g); provided that any such prepayment shall be funded by (i) a refinancing permitted under Section 7.02(d), (ii) Loans under this Agreement or (iii) if the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than or equal to 3.50 to 1.0, Excess Cash Flow (provided, however, that if such Consolidated Leverage Ratio is greater than 3.50 to 1.0 (and less than 4.75 to 1.0) and subject to a dollar for dollar reduction in the Maximum Dividend Amount in accordance with Section 7.06(d), the Borrower may apply up to $25,000,000 of Excess Cash Flow (in addition to any Excess Cash Flow applied to repurchase Cadmus Subordinated Notes prior to the Third Amendment Effective Date) in the aggregate during the period from the Closing Date through the Maturity Date to (x) pay fees arising in connection with an offer to repurchase the Subordinated Notes or the Cadmus Subordinated Notes, (y) purchase Subordinated Notes or Cadmus Subordinated Notes and/or (z) prepay Indebtedness permitted under Section 7.02(g)); and

(g)           so long as (i) immediately before and after giving effect to any such prepayment, purchase or redemption (x) no Default shall have occurred and be continuing and (y) Holdings and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, prepayments, purchases or redemptions of (A) the Equipment Loans in an aggregate amount not to exceed $13,200,000 and (B) other Indebtedness (other than the Subordinated Notes and the Cadmus Subordinated Notes) in an aggregate amount not to exceed $5,000,000.

(ff) Section 11.13 of the Existing Credit Agreement is amended by (i) designating the existing paragraph thereof as subsection (a), (ii) renumbering the existing subsections (a) through (d) as clauses (i) through (iv), (iii) deleting the phrase “if any Lender is a Defaulting Lender” in its entirety and substituting therefor the new phrase “if any Lender is a Designated Lender” and (iv) inserting the following new subsection (b):

(b)           Notwithstanding anything herein to the contrary, at any time during a Default Period with respect to a Revolving Credit Lender that is a Designated Lender, the Borrower may terminate in full the Revolving Credit Commitment of such Designated Lender (without any requirement of any reduction in the

Revolving Credit Commitments of any other Revolving Credit Lenders) by giving notice to such Designated Lender and the Administrative Agent (which notice shall specify the effective date of such termination); provided, that (i) at the time of such termination, no Event of Default exists; (ii) concurrently with such termination, the Borrower shall pay to such Designated Lender an amount equal to the outstanding principal of its Revolving Credit Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents; (iii) if, on the effective date of such termination, any Letter of Credit is outstanding, the conditions specified in Section 2.03(a)(i) would be satisfied (after giving effect to such termination) were each such Letter of Credit issued on such date; and (iv) if, on the effective date of such termination, any Swing Line Loan is outstanding, the conditions specified in Section 2.04(a) would be satisfied (after giving effect to such termination) were each such Swing Line Loan to be made on such date.  Upon satisfaction of the conditions specified in the foregoing clauses (i), (ii), (iii) and (iv), the Revolving Credit Commitment of such Designated Lender shall terminate on the effective date specified in such notice, its participation in the L/C Obligations and outstanding Swing Line Loans (if any) shall terminate on such effective date and the participations of the other Revolving Credit Lenders in the L/C Obligations and outstanding Swing Line Loans shall be redetermined as of such termination date as if the outstanding Letters of Credit had been issued, the Unreimbursed Amounts had been paid by the L/C Issuer, and the Swing Line Loans had been advanced by the Swing Line Lender, in each case on such termination date.  The termination of the Revolving Credit Commitment of a Designated Lender pursuant to this Section 11.13(b) shall not be deemed to be a waiver of any right that the Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender may have against such Designated Lender.

(gg) Article XI of the Existing Credit Agreement is amended by inserting the following new Section 11.23:

11.23                      Defaulting Lenders.  Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, to the extent permitted by applicable Law,

(a)           until such time as all Defaulted Payments with respect to such Defaulting Lender shall have been paid in full, the Administrative Agent may (in its discretion) apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender to satisfy such Defaulting Lender’s obligations to make such Defaulted Payments; and

(b)           with respect to any Defaulting Lender with one or more Defaulted Loans, such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) or any Letter of Credit Fees pursuant to Section 2.03(i) for any Default Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

In addition, notwithstanding anything contained in this Agreement to the contrary, no assignments otherwise permitted by Section 11.06 shall be made to a Defaulting Lender, an Impacted Lender or any of their respective Subsidiaries or Affiliates that are Distressed Persons.

(hh) The Existing Credit Agreement is amended to add Exhibits M, N and O attached hereto as Exhibits M, N and O, respectively, to the Credit Agreement.

ARTICLE III
TERMINATION OF LEHMAN COMMERCIAL PAPER INC.

3.1          Termination of Revolving Credit Commitment of Lehman Commercial Paper Inc. Notwithstanding anything in this Amendment to the contrary, the Borrower, the L/C Issuer, the Swing Line Lender and the Required Lenders hereby (a) acknowledge that Lehman Commercial Paper Inc. (“Lehman”) is a Defaulting Lender, (b) agree (subject to the following subsection (c)) that Lehman will be terminated as a Revolving Credit Lender immediately upon execution of this Amendment by the Borrower, the L/C Issuer, the Swing Line Lender and the Required Lenders in accordance with Section 11.13(b) of the Credit Agreement (the date of such termination being referred to herein as the “Lehman Commitment Termination Date”), and (c) agree that notwithstanding anything to the contrary in Section 2.06(d) or Section 11.13(b) of the Credit Agreement, on the Lehman Commitment Termination Date, (i) all of Lehman’s Revolving Credit Commitments will be terminated, (ii) the aggregate amount of the Revolving Credit Commitments will be reduced by the amount of Lehman’s Revolving Credit Commitment ($27,500,000) not already transferred to another Person pursuant to an Assignment and Assumption, (iii) Lehman’s participation in the L/C Obligations and outstanding Swing Line Loans (if any) shall terminate and (iv) the participations of the other Revolving Credit Lenders in the L/C Obligations and outstanding Swing Line Loans shall be redetermined as if the outstanding Letters of Credit had been issued, the Unreimbursed Amounts had been paid by the L/C Issuer, and the Swing Line Loans had been advanced by the Swing Line Lender, in each case on such date.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS

4.1           Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Third Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment.  The Administrative Agent or its counsel shall have received a copy of this Amendment duly executed by each of the Borrower, Holdings, the Required Lenders, and the Administrative Agent.

(b) Executed Guarantor Consent.  The Administrative Agent or its counsel shall have received a consent with respect to this Amendment executed by each Guarantor.

(c) Authorization Documents.  The Administrative Agent or its counsel shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment.

(d) Corporate Documents.  The Administrative Agent or its counsel shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each of Holdings and the Borrower is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) Legal Opinions.  The Administrative Agent shall have received favorable opinions of Timothy Davis, Esq., General Counsel of Holdings, and Hughes Hubbard & Reed LLP, special New York counsel to Holdings and the Borrower, in each case in form and substance satisfactory to the Administrative Agent and its counsel.

(f) Fees and Expenses.  The Lenders and the Administrative Agent shall have received all fees required to be paid on or before the Third Amendment Effective Date, and the Administrative Agent shall have received reimbursement of all reasonable and documented out-of-pocket expenses of the Administrative Agent payable by the Borrower in connection with this Amendment and the transactions contemplated hereunder, to the extent invoiced prior to the Third Amendment Effective Date.

(g) Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE V
MISCELLANEOUS

5.1          Amended Terms.  On and after the Third Amendment Effective Date, (a) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment, and (b) each reference in any other Loan Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Existing Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2          Representations and Warranties of the Borrower and Holdings.  Each of the Borrower and Holdings represents and warrants as follows:

(a)                      It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)                      This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                      No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, except for such consents, approvals, authorizations, orders, filings, registrations and qualifications that have been duly obtained, taken, given or made and are in full force and effect.

(d)                      The representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

(e)                      After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default.

(f)                      The provisions of the Collateral Documents continue to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 of the Credit Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings and recordings completed prior to the Third Amendment Effective Date and as contemplated by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(g)                      Except as specifically provided in the Credit Agreement (as amended by this Amendment), the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

5.3          Reaffirmation of Obligations.  Each of the Borrower and Holdings hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit

Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.  Holdings hereby acknowledges and reaffirms its obligations under Article X of the Credit Agreement.

5.4          Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

5.5          Further Assurances.  Each of the Borrower and Holdings agrees to promptly take such action, upon the reasonable request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

5.6          Fees and Expenses.  The Borrower agrees to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with this Amendment.

5.7          Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

5.8          Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

5.9          GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

5.10       Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.11       Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	CENVEO CORPORATION,
a Delaware corporation

By:       /s/ Mark S. Hiltwein
Name:  Mark S. Hiltwein
Title:    Chief Financial Officer

HOLDINGS:	CENVEO, INC.,
a Colorado corporation

By:        /s/ Mark S. Hiltwein
Name:   Mark S. Hiltwein
Title:     Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:        /s/ Antonikia Thomas
Name:   Antonikia Thomas
Title:     Officer

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:        /s/ Lisa Webster
Name:   Lisa Webster
Title:     Senior Vice President